Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (Nos. 333-69165, 333-81593, 333-42340, 333-58420, 333-139284, 333-169691) on Forms S-8 of Blucora, Inc. of our report dated May 2, 2013, relating to our audits of the consolidated financial statements of Monoprice, Inc. as of and for the years ended December 31, 2012 and 2011, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

November 5, 2013